Exhibit 10.2

SECOND AMENDED EMPLOYMENT AGREEMENT

This Second Amended Employment Agreement (“Agreement”) is entered into effective as of November 8, 2021 (the “Effective Date”) by and between Kintara Therapeutics, Inc. (the “Company”) and Saiid Zarrabian (“Executive”).  The Company and the Executive are referred to herein as the “Parties”.

WHEREAS, the Parties are subject to a First Amended Executive Employment Agreement dated as of November 11, 2020 (the “First Amended Agreement”); and

WHEREAS, the Parties have mutually agreed to modify the Executive’s role at the Company and to enter into a new employment arrangement; and

WHEREAS, it is intended that this Agreement supersede and replace the First Amended Agreement or any other prior employment agreement between the Parties; and

In consideration of the mutual promises and covenants contained in this Agreement, the Parties agree as follows:

1.Agreement to Employ.  The Company desires to employ Executive as its Head of Strategic Partnerships and Executive desires to accept such employment.  The Company and Executive enter into this Agreement to, among other things, set forth the terms of Executive’s employment with the Company.

2.Period of Employment.  The terms set forth in this Agreement will commence as of the Effective Date and shall remain in effect until Executive’s employment terminates as provided in Section 9 below.  For purposes of this Agreement, the “Employment Period” shall refer to the period of Executive’s employment with the Company.  Notwithstanding anything contained in this Agreement to the contrary, Executive’s employment with the Company shall be “at will,” meaning that either Executive or the Company shall be entitled to terminate Executive’s employment at any time and for any reason, with or without Cause, subject to the obligations in Section 10.

3.Services to be Provided by Executive.

(a)Position and Responsibilities.  Subject to the Agreement’s terms, Executive agrees to serve as the Head of Strategic Partnerships.  Executive shall have the duties and privileges customarily associated with an executive occupying such roles at a publicly-traded company, and shall perform all reasonable acts customarily associated with such roles, or necessary and/or desirable to protect and advance the best interests of the Company.  Executive shall report to the Chief Executive Officer (“CEO”) of the Company.  If Executive serves as a member of the Board of Directors (the “Board”), for purposes of this Agreement only, all references to the Board shall exclude Executive.

(b)Executive’s Employment Representations.  Executive agrees that during the Employment Period he shall devote his full business and professional time and energy to the Company subject to the provisions below.  Executive agrees to carry out and abide

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by all lawful directions of the CEO and the Board and to comply in all material respects with all lawful standards of performance, policies, and other rules and regulations heretofore established by the Company or hereafter established by the Company.  Without limiting the generality of the foregoing, Executive shall not, without the written approval of the Board, render services of a business or commercial nature on his own behalf or on behalf of any other person, firm, or entity (other than any direct or indirect affiliate of the Company), whether for compensation or otherwise, during the Employment Period; provided that the foregoing shall not prevent Executive from (i) serving on the boards of directors of, or holding any other offices or positions in, non-profit organizations and, with the prior written approval of the Board, other for-profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, (iii) managing Executive’s passive personal investments, or (iv) subject to written approval of the Board (which approval shall not be unreasonably withheld), serving on the boards of directors of up to two entities that are not competitive with the Company, so long as in each case such activities in the aggregate do not interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict.  Executive represents to the Company that Executive (x) is not violating and will not violate any contractual, legal, or fiduciary obligations or burdens to which Executive is subject as of the date of this Agreement by entering into this Agreement or providing services under the Agreement’s terms; (y) is under no contractual, legal, or fiduciary obligation or burden that will interfere with his ability to perform services under this Agreement; and (z) has no bankruptcies, convictions, disputes with regulatory agencies, or other disclosable or disqualifying events that would have an adverse impact on the reputation or business of the Company.

4.Compensation for Services.  As compensation for the services Executive will perform under this Agreement during the Employment Period, the Company will pay Executive, and Executive shall accept as full compensation, the following:

(a)Base Salary.  Executive shall be paid an annual base salary (the “Base Salary”) of $285,000.00, payable in accordance with the Company’s normal payroll practices and subject to applicable tax withholdings and other deductions.

(b)Bonus Plans.  Executive shall be eligible to receive an annual (fiscal year) performance bonus of up to forty percent (40%) of Base Salary, subject to the achievement of performance targets or criteria established by the Board for such year in consultation with Executive; prorated for partial years of employment.  The Company and Executive agree to use their good faith best efforts to establish and finalize bonus criteria for FY2022 within 30 days following the Effective Date. Except as provided by Section 10(b), Executive shall be entitled to a bonus for a year only if he is employed by the Company as of the date on which the bonus is paid.  The evaluation of Executive’s performance, as measured by the applicable targets or criteria for a year shall be at sole discretion of the Board or a committee thereof.  Any bonus for a year shall be payable in cash; provided that, in the discretion of the Board or a committee thereof, one-half of the bonus may be payable in the form of grants of stock options with respect to the Company’s common stock pursuant to the Company’s 2017 Omnibus Equity Incentive Plan, as amended (the “Equity Plan”), or any successor plan; and provided further, however, that to the extent any bonus exceeds 50% of Base Salary for a year, the Board may, in its discretion, pay such excess in cash and/or stock options.  Each option grant shall have an exercise price determined in accordance with the Equity Plan as of the applicable date of grant.  To the extent that any bonus is payable in the form of stock options, the number of shares subject to such options will be based on the Black-Scholes method or similar financial measure used by the Company’s auditors for financial accounting purposes.

(c)Modification of 2020 Option Grant.  Reference is made to that certain stock option grant agreement dated September 15, 2020 (the “2020 Option Grant Agreement”) pursuant to which Executive was granted an option (the “Option”) under the Equity Plan to purchase up to 2,715,004 shares of the Company’s common stock, $.001 par value per share (each a “Share”) at an exercise price of $1.70 per Share. As of the date hereof, the Option is vested as to 980,408 of such Shares. Notwithstanding anything contained in the 2020 Option Grant Agreement, the balance of the Shares subject to the Option shall vest in accordance with the terms of the Amendment to the 2020 Option Grant Agreement set forth as Exhibit A hereto.

(d)Paid Time Off. Executive shall be permitted to take unlimited paid time off (“PTO”), as long as Executive fulfills his job duties. Such paid time shall include time off for sickness, vacation, or personal reasons. The time or times during which leave may be taken shall be by mutual agreement of the Company and Executive. Whenever possible, the Company agrees to accommodate and grant Executive’s request for time. As no specified PTO is granted or accrued, the Company will not compensate for any PTO upon termination of employment.

(e)Life Insurance.  During the Employment Period, the Company will pay or reimburse Executive for the death benefit premiums on a policy of life insurance that provides up to $2,500,000 death benefit coverage in the event of the death of Executive.  Executive shall be the owner of such a policy and be permitted to designate the beneficiary thereof.  Executive acknowledges that he will have taxable income associated with the foregoing payments or reimbursements.

(f)Other Benefits.  Executive shall be entitled to participate in the benefit plans provided by the Company for all employees generally, and for the Company’s executive employees.  The Company shall be entitled to modify, amend or terminate these benefit plans in its sole discretion at any time.

(g)Reimbursement of Ordinary Business Expenses.  The Company shall reimburse Executive for all reasonable business expenses upon the presentation of itemized statements of such expenses in accordance with Company policies and procedures as may be in effect from time to time.

5.Confidential Information.

(a)Confidential Information.  Executive understands and agrees that during the Employment Period he will have access to and/or possession of “Confidential Information” (as defined below), that Executive will be entrusted with business opportunities of the Company, and that Executive will be in a position to develop business goodwill on behalf of the Company.  For purposes of this Agreement, “Confidential Information” includes, but is not limited to:

(i)Technologies developed by the Company or any of its parents, subsidiaries, divisions or affiliates (collectively, “Company Entities”) and any research data or other documentation related to the development of such technologies, including, without limitation, all designs, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, developed or acquired by Executive, individually or in conjunction with others, during the Employment Period;

(ii)Trade secrets;

(iii)All documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, logs, drawings, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression that are conceived, developed or acquired by Executive individually or in conjunction with others during the course of Executive’s employment with the Company (whether during business hours or otherwise and whether on any Company Entity premises or otherwise) that relate to the Company Entities or their trade secrets, products or services;

(iv)Customer lists and prospect lists developed by any Company Entity;

(v)Information regarding any Company Entity’s customers which Executive acquired as a result of his employment with the Company, including but not limited to, customer contracts, work performed for customers, customer contacts, customer requirements and needs, data used by any Company Entity to formulate customer bids, customer financial information, and other information regarding the customer’s business;

(vi)Information related to any Company Entity’s trade secrets, products or services, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, and other business and financial information of any Company Entity;

(vii)Training materials developed by and utilized by any Company Entity; and

(viii)Any other information that Executive acquired as a result of his employment with the Company and which the Company Entities would not want disclosed to a business competitor or to the general public.

Executive understands and acknowledges that such Confidential Information gives the Company Entities a competitive advantage over others who do not have the information, and that the Company Entities would be irreparably harmed if the Confidential Information were disclosed.

For purposes of this Agreement, Confidential Information shall not include information that: (i) prior to disclosure, is or was known or generally available to the public; (ii) after disclosure, become known to the public through no act or omission of Executive or any other person or entity with an obligation of confidentiality to any Company Entity; (iii) is or was independently developed by Executive, without the use of or reference to Confidential Information of any Company Entity, and can be demonstrated by Executive through adequate documentation was developed by Executive in this manner; or (iv) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided however, Executive shall advise the Company of such required disclosure immediately upon learning thereof in order to afford the Company a reasonable opportunity to contest, limit and/or assist Executive in crafting such disclosure and shall cooperate with the Company concerning any such attempt to contest, limit or craft the disclosure).

Executive acknowledges receipt of the following notice under the Defend Trade Secrets Act: An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he/she (i) makes such disclosure in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

(b)Disclosure of Confidential Information.  Executive agrees that he shall hold all Confidential Information of the Company Entities in trust for the Company Entities and shall not during or after his employment terminates for any reason: (i) use the information for any purpose other than the benefit of the Company Entities; or (ii) disclose to any person or entity any Confidential Information of the Company Entities except as necessary during Executive’s employment with the Company to perform services on behalf of the Company.  Executive shall also take reasonable steps to safeguard such Confidential Information in Executive’s possession or control to prevent its disclosure to unauthorized persons.  Notwithstanding the foregoing or anything else contained herein to the contrary, this Agreement shall not preclude Executive from disclosing Confidential Information to a governmental body or agency or to a court if and to the extent that a restriction on such disclosure would limit Executive from exercising any protected right afforded Executive under applicable law, including the ability to receive an award for information provided to a governmental body.

(c)Return of Information.  Upon termination of employment, or at any earlier time as directed by the Company, Executive shall immediately deliver to the Company any and all tangible Confidential Information in Executive’s possession (including for avoidance of doubt any digital Confidential Information).  Executive acknowledges that such Confidential Information is the exclusive property of the Company Entities.  After Executive delivers to the Company all tangible Confidential Information in Executive’s possession, Executive shall immediately delete all Confidential Information from any computer, cellular phone or other digital or electronic device owned by Executive.  In addition, upon termination of employment, or at any time earlier as directed by the Company, Executive shall immediately deliver to the Company any property of the

Company in Executive’s possession.  Executive shall provide all Company access codes, passcodes, and administrator rights to the Company at any time during or after Executive’s employment on demand.

6.Assignment of Intellectual Property.

(a)Creations.  Executive shall promptly disclose to the Company any invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during the course of his employment with the Company.  Executive agrees that the Company owns any such Creations, and Executive hereby irrevocably, absolutely, and unconditionally assigns to the Company all rights, title and interest in and to the Creations or portions thereof, including but not limited to, all copyrights, patents, and other proprietary and intellectual property rights and any and all goodwill associated therewith, as well as all moral rights that Executive has or may acquire in and/or to the Creations, or any of them, including but not limited to any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications relating to the Creations.  Executive agrees to execute and deliver to Company at Company’s sole expense any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable in its discretion.  These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during the course of his employment with the Company.  The Company and Executive understand that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information (“Executive Creations”) unless such Creation (i) relates in any way to the business or to the current or anticipated research or development of any of the Company Entities; or (ii) results in any way from his work at the Company.

Executive further confirms under California Labor Code Section 2870 that (a)  Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1)  Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2)  Result from any work performed by the employee for his employer; and (b)  To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

(b)Cooperation.  Executive agrees to reasonably cooperate with the Company, both during and after his employment with the Company, at the Company’s sole expense with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to Creations covered by Section 6(a) hereof.  Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company, acting reasonably, may deem necessary or desirable in order to protect its rights and interests in any such Creations.  Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any such Creations, under the conditions described in this paragraph, all to the exclusion of such Executive’s Creations.

7.Non-Competition, Non-Solicitation Covenants.  In consideration for (i) the Company’s promise to provide Confidential Information to Executive and Executive’s return promise to hold the Company’s Confidential Information in trust, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and the business opportunities disclosed or entrusted to Executive, (iii) the compensation and other benefits provided by the Company to Executive, and (iv) the Company’s employment of Executive pursuant to this Agreement, and to protect the Company’s Confidential Information, customer relationships, and goodwill, Executive agrees as follows:

(a)Non-Competition.  During Executive’s employment, Executive shall not, anywhere in the United States, directly or indirectly, own, manage, operate, control, consult with, be employed by, participate in the ownership, management, operation or control of, or otherwise render services to or engage in, any business engaged in or competitive with the business(es) conducted by the Company or any other Company Entity during Executive’s employment or with respect to which the Company or any other Company Entity has or had under development during the Employment Period; provided, that the Executive’s passive ownership of securities of 2% or less of any publicly traded class of securities of a public company shall not violate the foregoing restriction.

(b)Non-Solicitation of Service Providers.  During Executive’s employment and for a period of twelve months following the termination of Executive’s employment (the “Restricted Period”), other than in connection with his authorized duties under this Agreement, Executive shall not, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor, owner, or lender or in any other capacity, and whether personally or through other persons or entities, solicit, induce or attempt to solicit or induce, on behalf of himself or any other person or entity, any person who is an employee or consultant of the Company or any other Company Entity or who was employed by or provided consulting services to the Company or any other Company Entity within the preceding twelve (12) months (general advertisements and similar solicitations not directed at any specific individuals shall not be considered solicitation for this purpose).

(c)Non-Solicitation of Customers.  During the Restricted Period, Executive shall not, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor, owner, or lender or in any other capacity, and whether personally or through other persons or entities, other than for the benefit of the Company or any other Company Entity, use any Confidential Information to call upon, solicit, divert or take away any of the customers, business or prospective customers of the Company or any other Company Entity.

Executive acknowledges and agrees that the foregoing restrictions of this Section 7 are (i) supported by valuable consideration; (ii) do not impose any restraint that is greater than is required for the protection of the Company and the other Company Entities; (iii) does not and will not impose an undue hardship on Executive; and (iv) imposes only those restrictions that are appropriate in light of the valuable consideration given in support of this Agreement.  Executive further acknowledges and confirms that he has been represented by counsel in reviewing, negotiating and accepting all terms and conditions of this Agreement, including in particular the restrictions set forth in this Section 7 and the provisions of Section 8.

8.Remedies.

(a)Injunctive Relief.  Executive acknowledges that, in view of the nature of the business of the Company Entities and his position with the Company, the restrictions contained in Sections 5, 6 and 7 of this Agreement, are reasonable and necessary to protect the legitimate business interests of the Company Entities, Confidential Information and goodwill and that any violation of Sections 5, 6 or 7 of this Agreement may result in irreparable injury to the Company Entities.  In the event of a breach or threatened breach by Executive of Sections 5, 6 or 7 of this Agreement, the Company may (i) seek a temporary restraining order and injunctive relief restraining Executive from the commission of any breach (without being obligated to post a bond or other collateral), and (ii) the prevailing party in any such action may recover its reasonable attorneys’ fees, expenses and costs incurred in such action.  Further, the prevailing party in any action brought by Executive (or anyone acting on his behalf) seeking to declare Sections 5, 6 or 7 void or unenforceable or subject to reduction or modification shall be entitled to recover its reasonable attorneys’ fees, expenses and costs incurred in such action.  Similarly, if Executive prevails in any action brought by the Company (or anyone acting on its behalf) seeking to enforce Sections 5, 6 or 7, then Executive shall be entitled to recover reasonable attorneys’ fees, expenses and costs he incurs in such action.  Nothing contained in this Agreement shall be construed as prohibiting either party from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages.  The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Sections 5, 6 or 7 of this Agreement.  If Executive, in the future, seeks or is offered employment, or any other position or capacity with another person or entity, Executive agrees to inform each such person or entity of the restrictions in Sections 5, 6 and 7 of this Agreement.

(b)Reformation.  Executive acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the Company’s investment in its Confidential Information, businesses, customer relationships and the goodwill thereof.  Executive acknowledges that the scope and duration of the restrictions contained herein are necessary and reasonable in light of the time that Executive has been engaged in the business of the Company, Executive’s reputation in the markets for the Company’s business and Executive’s relationship with the suppliers, customers and clients of the Company obtained through Executive’s employment with the Company.  Nonetheless, the courts shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforceable.

9.Termination of Agreement.  The employment relationship between Executive and the Company created under this Agreement shall terminate upon the occurrence of any one of the following:

(a)Death.  Executive’s employment shall terminate immediately in the event of Executive’s death.

(b)Termination by the Company for Cause.  The Company may terminate Executive’s employment hereunder for Cause at any time after providing written notice to Executive.  For purposes of this Agreement, the term “Cause” shall mean the Company’s determination that the Executive has engaged in any of the following:

(i)an act or acts of theft, embezzlement, fraud, or willful or material misrepresentation by Executive;

(ii)an act or acts of intentional dishonesty or willful misrepresentation of a material nature;

(iii)any willful misconduct by Executive with regard to any of the Company Entities;

(iv)a material breach by Executive of any fiduciary duties owed by him to any of the Company Entities;

(v)Executive’s conviction of, or pleading nolo contendere or guilty to, a felony or misdemeanor (other than a traffic infraction) that is reasonably likely to cause damage to the business or reputation of the Company;

(vi)a material violation of the Company’s written policies, standards or guidelines, which Executive failed to cure within thirty (30) days;

(vii)Executive’s refusal to perform the material duties and responsibilities required to be performed by Executive under the terms of this Agreement (other than due to disability or illness), which if reasonably capable of cure, Executive has failed to cure within thirty (30) days after receiving written notice from the Board of such breach specifying the details thereof; and

(viii)a material breach by Executive of this Agreement or any other agreement to which Executive and the Company are parties that, if reasonably capable of cure, is not cured by Executive within thirty (30) days after receipt by Executive of a written notice from the Board of such breach specifying the details thereof.

Whether or not a breach that is capable of cure has been cured will be determined in the reasonable good faith judgment of the Board and if the Board determines that the breach has not been cured.  If Executive cures, Cause shall be deemed not to have occurred.

(c)Termination by the Company Without Cause.  The Company may terminate Executive’s employment at any time without Cause upon thirty (30) days written notice to Executive.  Following such notice, the Company may notify Executive that he shall not be required to perform all or some of his regular services for the Company.

(d)Termination at Executive’s Election.

(i)For Good Reason.  Executive may terminate his employment for Good Reason.  For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any of the following events (each a “Good Reason Condition”), subject to having complied with the Good Reason Process (as defined below), without Executive’s prior written consent:

(A)a reduction in Executive’s Base Salary;

(B)a material diminution in Executive’s title, duties, responsibility or authority; or

(C)the Company’s material breach of this Agreement or material breach of any other agreement to which Executive and the Company are parties.

“Good Reason Process” shall mean that (i) Executive reasonably determines in good faith that a Good Reason Condition has occurred; (ii) Executive notifies the Company in writing within sixty days of such determination specifying the details thereof; (iii) the Company is afforded a period of not less than thirty days following such notice (the “Cure Period”) to remedy the Good Reason Condition; (iv) the Good Reason Condition continues to exist at the end of the Cure Period; and (v) Executive terminates his employment for such Good Reason Condition within sixty days after the end of the Cure Period.  If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(ii)Voluntary Resignation.  Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate his employment hereunder at any time and for any reason whatsoever or for no reason at all in Executive’s sole discretion by giving thirty (30) days’ advance written notice to the Board.

(e)Resignation from any Boards and Position.  Upon termination of Executive’s employment, regardless of the reason, unless otherwise agreed by the Parties, Executive shall be deemed to resign (i) if a member, from the Board or any other board to which he has been appointed or nominated by or on behalf of the Company or any other Company Entity, and (ii) from any position with the Company or any other Company Entity, including, but not limited to, as an officer of any Company Entity; and Executive agrees to take all further actions that are deemed reasonably necessary by the Company to effectuate or evidence such resignations.

10.Compensation Upon Termination of Employment.  Upon the termination of Executive’s employment, Executive shall be entitled to the following:

(a)Accrued Obligations.  Regardless of the reason for Executive’s termination of employment, Executive (or his estate or other legal representative, as the case may be) shall, within the time period required by applicable law (and in all events within thirty (30) days of such termination), be paid for:

(i)any accrued but unpaid vacation and Base Salary (as determined pursuant to Section 4(a) hereof) for services rendered to the date of termination; and

(ii)any accrued but unpaid expenses required to be reimbursed pursuant to Section 4(g) hereof.

In addition, Executive (or his estate or other legal representative, as the case may be) shall be entitled to any outstanding vested equity awards or vested benefits under any Company benefit plan as of the date of Executive’s termination of employment, which will be subject to the terms of any such award or benefit plan.

The amounts and benefits described in this Section 10(a) shall be referred to herein as the “Accrued Obligations.”

(b)Termination by the Company Without Cause, or by Executive for Good Reason.  In the event that Executive’s employment is terminated by the Company without Cause (and other than due to Executive’s death or disability) or by Executive for Good Reason, in addition to the Accrued Obligations, the Company shall, subject to Executive’s compliance with Section 5, 6 and 7 and the execution and timely return by Executive of a release of claims in substantially the form of Exhibit B hereto (the “Release”), and further subject to the provisions of Section 10(c), Section 12 and Section 13, pay and/or provide the following amounts to Executive:

(i)The Company shall pay Executive, as severance, an amount equal to nine (9) months Base Salary.  Such severance shall be payable in installments in accordance with regular payroll practices over a period of time equal to the number of months severance is payable (the “Severance Period”).  Subject to Section 13, the first installment shall commence on the sixtieth (60th) day following the termination of Executive’s employment, subject to the effectiveness of the Release, and shall include all installment amounts that would have been paid during the first sixty (60) days following the termination of Executive’s employment had installments commenced immediately following the date of termination.

(ii)Any bonus earned for the year preceding the year of the date of termination, in the discretion of the Board or a committee thereof, but unpaid as of the date termination, will be paid, subject to Section 13, at the same time as bonuses are paid to other executives of the Company, but in any event no earlier than the date the Release becomes effective.

(iii)The Company shall pay Executive an amount equal to a pro-rata portion of any bonus that would have been earned by Executive for the fiscal year in which Executive’s date of termination occurs based on the Company’s year-to-date performance through the date of termination, determined in the discretion of the Board or a committee thereof, which amount shall be payable at such time as Executive’s annual bonus would otherwise have been payable had he not terminated employment, but in no event shall such amount be paid later than the 15th day of the third month following the later of (x) the close of the Company’s fiscal year in which Executive’s date of termination occurs, or (y) the calendar year following the year in which Executive’s date of termination occurs.

(iv)Executive shall be deemed to have an additional six (6) months of vesting service credit for purposes of determining his vested interest in all stock options granted to Executive that are outstanding as of Executive’s date of termination.

(v)Provided that Executive timely elects and is eligible for COBRA coverage, the Company will reimburse Executive on a monthly basis for the cost of such coverage until the earlier of (x) the termination of the Severance Period, (y) the date that Executive becomes covered under another group health plan, or (z) the date that Executive’s COBRA coverage otherwise terminates.  The Company may modify its obligation to provide such benefit to the extent reasonably necessary to avoid any penalty or excise taxes imposed on it under the Patient Protection and Affordable Care Act of 2010, as amended, provided that it does so in a manner that, to the extent possible as determined by the Company in its reasonable discretion, preserves the economic benefit and original intent of such benefit but does not cause such a penalty or excise tax.

In the event Executive fails to comply with the covenants in Sections 5, 6 or 7, or does not timely execute and return (or otherwise revokes) a release of claims in the form and substance reasonably requested by the Company, no amount or benefit shall be payable to Executive pursuant to this Section 10(b).

(c)Termination in Connection With a Change in Control.  Notwithstanding Section 10(b), if the Company terminates Executive’s employment without Cause (and other than due to Executive’s death or disability) or Executive resigns from his employment with the Company (whether or not for Good Reason), either (x) during a period of time commencing 60 days prior to the date as of which the Company is party to a definitive corporate transaction agreement the consummation of which would result in a Change in Control (as defined in Section 4(c) hereof) and ending (y) twelve (12) months following a Change in Control, then the payments and benefits set forth in Section 10(b) shall apply, except that:

(A)“twelve (12) months” shall be substituted for “nine (9) months” in Section 10 (b)(i);

(B)in lieu of Section 10(b)(iii), Executive shall be paid an amount equal to 100% of his target bonus for the fiscal year in which Executive’s date of termination occurs, which amount shall be payable within 60 days following the date of Executive’s termination of employment; and

(C)Executive shall be deemed to have vested in 100% of any options granted to Executive that are outstanding as of Executive’s date of termination.

11.Other Provisions.

(a)Successors; Assignment.  In entering into this Agreement, the Company is relying on the unique personal services of Executive.  Accordingly, Executive may not assign this Agreement or any of his rights or obligations set forth in this Agreement without the explicit written consent of the Company.  Any attempted assignment by Executive in violation of this Section 11(a) shall be void.  This Agreement shall be binding on the successors and assigns of the Company.

(b)Severability and Reformation.  The Parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law.  If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.  In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section 11(b).

(c)Notices.  Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Eastern Standard Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):

If to Executive:

The address of Executive’s principal residence kept in the Company’s records, with a copy to him (during the Employment Period) at his office.

If to the Company:

Kintara Therapeutics, Inc.

12707 High Bluff Drive, Suite 200

San Diego CA 92130

Attention:  Chairman of the Board

(d)Further Acts.  Whether or not specifically required under the terms of this Agreement, each party shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified in the Agreement or reasonably implied from the Agreement’s terms.

(e)Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the conflict of laws (rules) or choice of laws (rules) thereof.  Each of the Parties hereto hereby irrevocably submits to the exclusive jurisdiction of any appropriate state or federal court of record in the State of California over any action or proceeding arising out of or relating to this Agreement or Executive’s employment or termination of employment, and each of the Parties hereto hereby irrevocably agrees that all claims in respect of any such action or proceeding shall be heard and determined in such California state or federal court.  Each of the Parties hereto hereby irrevocably waives, to the fullest extent legally possible, the defense of an inconvenient forum to the maintenance of such action or proceeding.  THE PARTIES IRREVOCABLY WAIVE ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY SUCH ACTIONS OR CONTROVERSIES AND REPRESENT THAT SUCH PARTY HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL SPECIFICALLY WITH RESPECT TO THIS WAIVER.

EXECUTIVE ACKNOWLEDGES AND CONFIRMS THAT HE HAS BEEN REPRESENTED BY COUNSEL IN REVIEWING, NEGOTIATING AND ACCEPTING ALL TERMS AND CONDITIONS OF THIS AGREEMENT, INCLUDING IN PARTICULAR THE PROVISIONS SET FORTH IN THIS SECTION 12(e).

(f)Waiver.  A party’s waiver of any breach or violation of any Agreement provisions shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.

(g)Entire Agreement, Amendment, Binding Effect.  This Agreement constitutes the entire agreement between the Parties concerning the subject matter in this Agreement.  No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it.  Executive acknowledges and represents that in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement.  Any amendment to this Agreement must be signed by all Parties to this Agreement.  This

Agreement will be binding on and inure to the benefit of the Parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any).  This Agreement supersedes any prior agreements between Executive and the Company concerning the subject matter of this Agreement.

(h)Counterparts.  This Agreement may be executed in counterparts, with the same effect as if both Parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

(i)Indemnification.  The Company agrees to maintain a directors’ and officers’ liability insurance policy covering Executive in an amount, and on terms and conditions (including without limitation, with respect to scope, exclusions, sub-amounts and deductibles), no less favorable to him than the coverage the Company provides other senior executives and directors from time to time.  Executive’s indemnification rights shall be outlined by such policy and to the extent applicable, the Company by-laws and other governing documents.

(j)Headings; Construction.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified.  All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the work “including” does not limit the preceding words or terms.  Given the full and fair opportunity provided to each Party to consult with their respective counsel with respect to the terms of this Agreement, ambiguities shall not be construed against either party by virtue of such Party having drafted the subject provision.

(k)Tax Withholding.  Executive authorizes the Company or other payor to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary or appropriate in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

(l)Survival.  Notwithstanding any provision of this Agreement to the contrary, the Parties’ respective rights and obligations under Sections 5 through 13 shall survive any termination or expiration of this Agreement or the termination of Executive’s employment for any reason whatsoever.

12.Section 280G.  In the event that any payments, distributions, benefits or entitlements of any type payable to Executive (the “Total Payments”) would (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (which will not include any portion of payments that are classified as payments of reasonable compensation for purposes of Section 280G of the Code), and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to one dollar less than the amount that would cause any portion of such Total Payments being subject to the Excise Tax.  Unless the Company and Executive otherwise agree in writing, any determination required under this Section 12 shall be made in writing in good faith based on the advice of an accounting firm selected by the Company (the “Accountants”).  In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the Total Payments that are payable in cash under Section 10 and then by reducing or eliminating any amounts that are payable with respect to long-term incentives including any equity-based or equity- related awards (whether payable in cash or in kind).  For purposes of making the calculations required by this Section 12, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably require in order to make a determination under this Section 12, and the Company shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this Section 12.

13.Section 409A.

(a)It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder (“Section 409A”), and in furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions.

(b)To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A; (ii) Executive is deemed at the time of his separation from service to be a “specified employee” under Section 409A; and (iii) at the time of Executive’s separation from service the Company is publicly traded (as defined in Section 409A), then such payments (other than any payments permitted by Section 409A to be paid within six (6) months of Executive’s separation from service) shall not be made until the earlier of (x) the first day of the seventh month following Executive’s separation from service or (y) the date of Executive’s death following such separation from service.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 13 shall be paid to Executive or Executive’s beneficiary in one lump sum, plus interest thereon at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to Executive until the date of payment.  For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding Executive’s separation from service.

(c)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(d)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(e)In the case of any amounts payable to Executive under this Agreement, or under any plan of the Company, that may be treated as payable in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(2)(iii), Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first indicated above.

THE COMPANY:

KINTARA THERAPEUTICS, INC.

By:/s/ Scott Praill

Name:  Scott Praill

Title:Chief Financial Officer

EXECUTIVE:

/s/ Saiid Zarrabian

Saiid Zarrabian

[Signature Page to Executive Employment Agreement]

EXHIBIT A

AMENDMENT TO STOCK OPTION GRANT AGREEMENT

EXHIBIT B

[FORM OF RELEASE]

THIS FINAL AND FULL RELEASE OF ALL CLAIMS (this “Release”) is made and entered this ____ day of ________________, by and between Saiid Zarrabian (the “Executive”) and Kintara Therapeutics, Inc. (the “Company”) on their own behalf and on behalf of all others released below (all of which are hereinafter referred to and included in the term “Released Parties” as that term is further defined below). Capitalized terms used but not defined in this Release will have the meanings given to them in the Second Amended Employment Agreement dated November __, 2021, between the Company and the Executive (the “Employment Agreement”).

For and in consideration of the payments and benefits under Section 10(b) of the Employment Agreement, and other good and valuable consideration, I, for and on behalf of myself and my executors, heirs, administrators, representatives, and assigns, hereby agree to release and forever discharge the Company, and each of its predecessors, successors, and past, current, and future parent entities, affiliates, subsidiary entities, investors, directors, shareholders, members, officers, general or limited partners, employees, attorneys, agents, and representatives, and the employee benefit plans in which I am or have been a participant by virtue of my employment with or service to the Company (collectively, the “Released Parties”), from any and all claims that I have or may have had against the Released Parties based on any events or circumstances arising or occurring on or prior to the date hereof and arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever my Employment Agreement, my employment by or service to the Company or the termination thereof, including without limitation any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, intentional infliction of emotional distress, or liability in tort, and claims of any kind that may be brought in any court or administrative agency, and any related claims for attorneys’ fees and costs, including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq., the Civil Rights Act of 1866, and the Civil Rights Act of 1991, 42 U.S.C. Section 1981, et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”), the Equal Pay Act, as amended, 29 U.S.C. Section 206(d), regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq., the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq., the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq., the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, the California Business and Professions Code, the California Military Leave Law, the California Whistleblower Protection Act, the Nevada Fair Employment Practices Act, and any similar state or local laws of Nevada, California, Canada or any other jurisdiction. I agree further that this Release may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms hereof that is or may be initiated, prosecuted, or maintained by me or my descendants, dependents, heirs, executors, administrators, or assigns. By signing this

Release, I acknowledge that I intend to waive and release all rights known or unknown that I may have against the Released Parties under these and any other laws.

I expressly acknowledge that, in further consideration of the payments set forth in Section 10(b) of the Employment Agreement, I waive all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”), or any other law or statute of similar effect in any jurisdiction with respect to the released Claims, with respect to the Released Parties. Section 1542 states: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Notwithstanding the provisions of Section 1542 and for the purpose of implementing a full and complete release of all Claims, I expressly acknowledges and agrees that this Agreement releases all Claims existing or arising prior to my execution of this Agreement which I have or suspect I may have against the Released Parties whether such claims are known or unknown and suspected or unsuspected by me and I forever waive all inquiries and investigations into any and all such claims. I understand and acknowledge that the significance and consequence of this waiver of Civil Code §1542, is that even if I suffer additional injuries or damages arising out of the released Claims, I will not be permitted to make any claim for those injuries or damages.

I acknowledge and agree that as of the date I execute this Release, I have not filed any claim against any of the Released Parties before any local, state, or federal agency, court, arbitrator, mediator, arbitration or mediation panel, or other body (each individually a “Proceeding”). I (i) acknowledge that I will not initiate or cause to be initiated on my behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waive any right that I may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, I understand that, by executing this Release, I will be limiting the availability of certain remedies that I may have against the Company and limiting also my ability to pursue certain claims against the Released Parties.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding the generality of the foregoing, I do not release (i) claims to receive payments and benefits under Section 10(b) of the Employment Agreement in accordance with the terms of the Employment Agreement, (ii) claims for indemnification arising under any applicable indemnification obligation of the Company, (iii) any vested rights I may have under any employee benefit plans, programs or policies of the Company, (iv) any rights with respect to outstanding vested stock options or other vested equity awards I have been granted, if any, in the Company, and/or (v) claims that cannot be waived by law. Further, nothing in this Release shall prevent me from (a) initiating or causing to be initiated on my behalf any claim against the Company before any local, state, or federal agency, court, or other body challenging the validity of the waiver of my claims under the ADEA (but no other portion of such waiver); or (b) initiating or participating in an investigation or proceeding conducted by the EEOC.

I understand that nothing in this Agreement will preclude, prohibit or restrict me from (i) communicating with, any federal, state or local administrative or regulatory agency or authority, including but not limited to the Securities and Exchange Commission (the “SEC”); (ii) participating or cooperating in any investigation conducted by any governmental agency or authority; (iii) filing a charge of discrimination with the EEOC or any other federal state or local administrative agency or regulatory authority; or (iv) making other disclosures that are protected under whistleblower provisions of state or federal law or regulation

I acknowledge that I have been given at least [21]/[45]1 days in which to consider this Release. I acknowledge further that the Company has advised me to consult with an attorney of my choice before signing this Release, and I have had sufficient time to consider the terms of this Release. I represent and acknowledge that if I execute this Release before [21]/[45] days have elapsed, I do so knowingly, voluntarily, and upon the advice and with the approval of my legal counsel (if any), and that I voluntarily waive any remaining consideration period.

I understand that after executing this Release, I have the right to revoke it within seven days after its execution. I understand that this Release will not become effective and enforceable unless the seven-day revocation period passes and I do not revoke the Release in writing. I understand that this Release may not be revoked after the seven-day revocation period has passed. I understand also that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven-day period.

This Release will become effective, irrevocable, and binding on the eighth day after its execution, so long as I have not timely revoked it as set forth above. I understand and acknowledge that I will not be entitled to payments or benefits under Section 10(b) of the Employment Agreement unless this Release is effective on or before the date that is 60 days following the date of termination.

I hereby agree to waive any and all claims to re-employment with the Company and affirmatively agree not to seek further employment with the Company.

The provisions of this Release will be binding upon my heirs, executors, administrators, legal representatives, and assigns. If any provision of this Release will be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force or effect. The illegality or unenforceability of such provision, however, will have no effect upon and will not impair the enforceability of any other provision of this Release.

This Release will be governed in accordance with the laws of the State of California without reference to the principles of conflicts of law. Any dispute or claim arising out of or relating to this Release or claim of breach hereof will be brought exclusively in the federal courts of California to the extent that federal jurisdiction exists, and in a state court in California to the extent that federal jurisdiction does not exist. BY EXECUTION OF THIS RELEASE, I AM WAIVING ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR

[1]

NTD: To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE. I ACKNOWLEDGE AND CONFIRM THAT I HAVE BEEN REPRESENTED BY COUNSEL IN REVIEWING, NEGOTIATING AND ACCEPTING ALL TERMS AND CONDITIONS OF THIS RELEASE, INCLUDING IN PARTICULAR THE CHOICE OF LAW AND VENUE PROVISIONS SET FORTH IN THIS PARAGRAPH.

Saiid Zarrabian

Date: